UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 27, 2005

IDX SYSTEMS CORPORATION

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(Exact Name of Registrant as Specified in Charter)

Vermont (State or other juris- diction of incorporation	0-26816 (Commission File Number)	03-0222230 (IRS Employer Identification No.)

40 IDX Drive, South Burlington, VT (Address of principal executive offices)	05403 (Zip Code)

Registrant’s telephone number, including area code: 802-862-1022

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On April 28, 2005, IDX Systems Corporation announced it had entered into an agreement to purchase substantially all of the assets of RealTimeImage Ltd, an Israeli company (“RTI”), and of RTI’s wholly-owned US subsidiary pursuant to an Asset Purchase Agreement dated April 27, 2005 by and among IDX Information Systems, IDX R&D Israel Ltd., RealTimeImage Ltd., RealTimeImage Inc., and HTI Associates LLC as the Shareholder’s Agent (the “Agreement”).

Under the terms of the Agreement, the purchase price for the assets will be approximately $15.5 million in cash. Of the purchase price, approximately $2.43 million will be held in escrow for 18 months to secure certain indemnification obligations of RTI under the Agreement, although up to $0.8 million of such amount may be released 6 months following the closing under certain conditions.

The closing of the acquisition is subject to the satisfaction of certain terms and conditions, including the entry into employment agreements with certain RTI employees and a percentage of current RTI employees, the receipt of certain Israeli government approvals, the receipt of certain third party consents and other customary closing conditions. The parties expect the transaction to close in the second quarter of 2005. If the transaction does not close by July 31, 2005, either party can elect to terminate the Agreement.

The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The agreement will be filed as an exhibit to the IDX’s Report on Form 10-Q for the first quarter of 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2005	IDX SYSTEMS CORPORATION
	By:	/s/ John A. Kane John A. Kane Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release entitled "IDX Systems Corporation Signs Definitive Agreement to Acquire the Assets of RealTimeImage, Ltd." issued by the Company on April 28, 2005